Exhibit 99.1

For Immediate Release

Teleflex Enters Into Separate Privately Negotiated Agreements with Certain of its Convertible Note Holders

WAYNE, Pa.—March 17, 2016—Teleflex Incorporated (NYSE:TFX) announced today that it has entered into separate, privately negotiated agreements with certain of the holders of its 3.875% convertible senior subordinated notes due 2017 (the “Notes”). Teleflex has agreed to exchange $219.2 million aggregate principal amount of the Notes for cash in an amount equal to $1,000 per $1,000 principal amount of Notes, a number of shares of Teleflex common stock equal to the amount of the conversion value in excess of the principal amount calculated over an averaging period, inducement payments to be paid in shares of Teleflex common stock and cash in an amount equal to accrued and unpaid interest. Teleflex intends to fund the principal amount of the exchange consideration through borrowings under its revolving credit agreement. Following the exchanges, which are expected to close on or about April 4, 2016, subject to customary closing conditions, $136.2 million aggregate principal amount of the Notes will remain outstanding.

In connection with the contemplated exchange of the Notes, Teleflex has also entered into agreements with dealers party to certain convertible note hedge transactions related to the Notes to unwind a corresponding portion of such convertible note hedge transactions. Teleflex has also entered into agreements with such dealer counterparties to unwind certain warrant transactions.
In connection with these exchanges, the issuance of the shares of Teleflex common stock upon the consummation of these exchanges, and the unwinding by the dealer counterparties of their hedges of the convertible note hedge transactions and warrant transactions, Teleflex expects the various exchange agreement counterparties and the dealer counterparties in aggregate to purchase Teleflex common stock during the averaging period in open market transactions and/or privately negotiated transactions. These expected activities could, subject to any market or other conditions, increase or prevent a decrease in the market price of Teleflex common stock.

The shares of Teleflex common stock issuable upon exchange have not been registered under the Securities Act or any U.S. state securities laws or other jurisdiction.

This press release does not constitute an offer to buy or sell or the solicitation of an offer to sell or buy Notes or shares of Teleflex common stock in any jurisdiction in which such an offer, purchase or sale would be unlawful.

About Teleflex Incorporated

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation – a relentless pursuit of identifying unmet clinical needs – to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® – trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, the consummation of the exchanges and unwinding of the convertible note hedge transactions and warrant transactions. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

Source:
Teleflex Incorporated
Jake Elguicze
Treasurer and Vice President, Investor Relations
610-948-2836